Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY OTHER APPLICABLE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

PROMISSORY NOTE

Original Principal Amount: U.S. $145,000,000	New York, New York January 5, 2026

FOR VALUE RECEIVED, the undersigned, FUBOTV INC., a Delaware corporation (the “Issuer”), hereby promises to pay Disney Enterprises, Inc., a Delaware corporation (the “Holder”), at its offices specified below, on the Maturity Date (as such term is defined herein), in lawful money of the United States of America and in immediately available funds, the lesser of (a) the principal amount of $145,000,000.00 (the “Original Principal Amount”) and (b) an amount equal to the Original Principal Amount less, without duplication, any repayment thereon prior to the Maturity Date in accordance with the terms hereof (the balance of such amount from time to time being the “Outstanding Principal Balance”), and to pay interest from the date hereof on the principal amount hereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on the dates, each as provided in this promissory note (this “Note”).

Section 1. Definitions

“2029 Notes” means the Issuer’s Convertible Senior Secured Notes due 2029.

“2029 Notes Indenture” means that certain indenture, dated as of January 2, 2024, governing the 2029 Notes, as amended, supplemented, modified or replaced in accordance with its terms.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding anything to the contrary herein, the determination of whether one Person is an “Affiliate” of another Person for purposes of this Note shall be made based on the facts at the time such determination is made or required to be made, as the case may be, hereunder.

“Applicable Rate” means an amount per annum equal to 4.20%.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, and any similar federal, state or foreign law for the relief of debtors.

“Business Combination Agreement” means that certain business combination agreement, dated as of January 6, 2025, by and among the Issuer, the Holder, and the other parties thereto, as may be amended, supplemented or modified in accordance therewith from time to time.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity, but shall not include any debt securities convertible into or exchangeable for any securities otherwise constituting Capital Stock pursuant to this definition.

“Common Stock” means the common stock of the Issuer, par value $0.0001 per share.

“Consolidated Adjusted EBITDA” means, for any period, “Adjusted EBITDA” of the Issuer and its Subsidiaries on a consolidated basis, calculated in a manner consistent with the methodology accepted by Moody’s and S&P prior to January 6, 2025.

“Consolidated Total Net Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Issuer and its Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP minus (b) the aggregate amount of unrestricted cash and cash equivalents of the Issuer and its Subsidiaries as of such date.

“Event of Default” shall have the meaning specified in Section 6.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Change” means that (a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Holder (including pursuant to the transactions provided for in the Business Combination Agreement), the Holder’s Affiliates, the Issuer, the Issuer’s Wholly-Owned Subsidiaries and the employee benefit plans of the Issuer and its Wholly-Owned Subsidiaries, files a Schedule TO (or any successor schedule, form or report) or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Stock representing more than 50% of the voting power of the Common Stock; provided that no person or group shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” until such tendered securities are accepted for purchase or exchange under such offer or (b) the Issuer redeems, repurchases or otherwise retires the 2029 Notes, or satisfies and discharges all obligations under the 2029 Notes Indenture, in each case using the proceeds of Indebtedness (other than this Note) incurred by the Issuer or any of its Affiliates, unless such Indebtedness has a scheduled repayment or final maturity no earlier than 91 days after the Maturity Date (this clause (b), a “2029 Notes Refinancing”).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Indebtedness” means (i) indebtedness for borrowed money (excluding any obligations evidenced by any capital lease financing or purchase money financing, in each case incurred solely to fund capital expenditures (and not any acquisition of any Person or business) of the Person incurring such financing in the ordinary course of business and not secured by any property or asset other than the property or asset acquired with the proceeds of such financing) and (ii) obligations evidenced by notes, bonds, debentures or similar instruments, in each case, excluding any indebtedness or other obligations among the Issuer and its Subsidiaries.

“Interest Payment Due Date” shall have the meaning specified in Section 3.

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“Investment” means (a) any purchase or other acquisition of any of the Capital Stock of any Person, (b) the purchase or other acquisition of all or substantially all of the assets of, or of a division, line of business or other business unit of, any Person and (c) any loan, advance or capital contribution to, or guarantee of indebtedness of, or purchase or other acquisition of any indebtedness of, any Person.

“Issuance Date” means January 5, 2026.

“Material Asset” means any property, business or asset (including cash) in each case that is of material value or that is material to the operation of the business of the Issuer and its Subsidiaries, taken as a whole.

“Maturity Date” means January 5, 2031; provided that if any Specified Indebtedness has a scheduled final maturity on or prior to the day that is 91 days after January 5, 2031, then the Maturity Date shall automatically be modified to be the date that is 91 days prior to the scheduled final maturity of such Specified Indebtedness.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Outstanding Principal Balance” shall have the meaning specified in the introductory paragraph.

“Permitted Secured Indebtedness” means Secured Indebtedness that is (i) existing on the date of this Note (including any increase in principal amount thereof resulting from the payment in kind of interest as permitted under the definitive documentation governing any such Indebtedness in effect as of the Issuance Date) and any refinancing or replacement thereof, provided that the principal amount thereof shall not be increased pursuant to any such refinancing or replacement, (ii) secured solely by a letter of credit, (iii) secured solely by special project content to finance the production of such content, or (iv) in an amount at any time outstanding that is no greater than an amount equal to $225,000,000.

“Permitted Transfer” means a conveyance, sale, lease, license, sale and leaseback, assignment, farm-out, transfer or other disposition (including by means of a loan, advance, contribution or other investment) by the Issuer or any Subsidiary of the Issuer of (i) cash or cash equivalents for working capital purposes of the transferee, (ii) cash or cash equivalents to fund business activities of the transferee in the ordinary course (including, for the avoidance of doubt, content production and payments of taxes), (iii) cash or cash equivalents to fund ongoing operations of the transferee at the reasonable determination of the Issuer, (iv) intercompany licenses of intellectual property in the ordinary course of business, (v) Material Assets with a fair market value (as reasonably determined by the Issuer), in the aggregate with all other Material Assets subject to a Permitted Transfer pursuant to this clause (v), not to exceed $150,000,000, provided such transfer is on terms no less favorable to the transferor than would be received in a transaction with a Person that is not an Affiliate or (vi) Material Assets as permitted pursuant to the Business Combination Agreement.

“Person” means any individual, corporation, limited liability company, partnership, trust, association or other entity.

“Repayment Date” shall have the meaning specified in Section 2(d).

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its ratings agency business.

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“Secured Indebtedness” means Indebtedness that is secured by a lien on any or all of the assets of the Issuer or any of its Subsidiaries.

“Significant Subsidiary” means a Subsidiary of the Issuer that is a “significant subsidiary” as defined in Article 1, Rule 1-02(w) of Regulation S-X under the Exchange Act promulgated by the Securities and Exchange Commission; provided that, in the case of a Subsidiary of the Issuer that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, in each case as such rule is in effect on the Issuance Date, such Subsidiary shall not be deemed to be a Significant Subsidiary unless such Subsidiary’s income from continuing operations before income taxes, exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $15,000,000 (with such amount calculated pursuant to Rule 1-02(w) as in effect on the Issuance Date). For the avoidance of doubt, for purposes of this definition, to the extent any such Subsidiary would not be deemed to be a “significant subsidiary” under the relevant definition set forth in Rule 1-02(w) of Regulation S-X (or any successor rule) as in effect on the relevant date of determination, such Subsidiary shall not be deemed to be a “Significant Subsidiary” hereunder irrespective of whether such Subsidiary would otherwise be deemed to be a “Significant Subsidiary” after giving effect to the proviso in the immediately preceding sentence.

“Specified Indebtedness” means any unsecured Indebtedness incurred by the Issuer or any of its Subsidiaries on or after January 6, 2025, other than:

(i) this Note;

(ii) intercompany Indebtedness among or between any of the Issuer or any of its Subsidiaries;

(iii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(iv) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(v) Indebtedness of a Person acquired or assumed in connection with an acquisition or investment (provided that (x) such Indebtedness exists at the time such acquisition or investment is consummated and is not created in anticipation of such acquisition or similar investment and (y) after giving pro forma effect to such acquisition or investment, the Total Leverage Ratio is not more than 0.25x higher than the Total Leverage Ratio as of such calculation date);

(vi) indebtedness in respect of purchase money obligations and capital lease obligations incurred in the ordinary course of business (including any refinancings, refundings, renewals, exchanges or extensions of any or all indebtedness described in this clause so long as the aggregate principal amount of any such refinancing, refunding, renewal, exchange or extension indebtedness is not greater than the aggregate principal amount of the indebtedness being renewed, refinanced, refunded, exchanged or extended thereby, plus accrued and unpaid interest thereon);

(vii) Indebtedness of the Issuer arising from agreements providing for earnouts, escrows, holdbacks and other similar deferred payment obligations, indemnification, adjustment of purchase price or other similar obligations;

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(viii) unsecured Indebtedness in an aggregate principal amount not to exceed $50,000,000; and

(ix) Indebtedness in respect of swap contracts, hedging agreements and similar obligations, other than for speculative purposes.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means any Subsidiary of the Issuer that guarantees this Note by delivering a guarantee in the form attached hereto as Exhibit A.

“Successor Company” shall have the meaning specified in Section 5(c)(i).

“Test Period” means, as of any date, the period of four consecutive fiscal quarters then most recently ended for which the consolidated financial statements of the Issuer and its Subsidiaries are internally available.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Net Debt as of the last day of the Test Period then most recently ended to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended.

“Wholly-Owned Subsidiary” means, with respect to any Person, any direct or indirect Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed replaced by a reference to “100%,” the calculation of which shall exclude nominal amounts of the voting power of shares of Capital Stock or other interests in the relevant Subsidiary not held by such Person to the extent required to satisfy local minority interest requirements outside of the United States.

Section 2. Maturity Date; Payment of Principal; Prepayment; PAYMENTS.

(a) Maturity Date. This Note will mature on the Maturity Date, unless earlier repaid.

(b) Payment at Maturity. If this Note has not yet been repaid, an amount equal to the sum of (x) the Outstanding Principal Balance and (y) any accrued and unpaid interest on the Note as of the Maturity Date shall be due and payable on the Maturity Date.

(c) Prepayment. At any time prior to the Maturity Date, the Issuer may, at its option, prepay this Note, in whole or in part, in cash and without any premium or prepayment penalty.

(d) Payment Procedures. The following procedures shall apply to payments pursuant to this Section 2 (any such repayment date, a “Repayment Date”):

(i) On the Repayment Date, the Issuer shall pay the amount due and/or payable in accordance with the terms of this Note in cash on such Repayment Date. The Issuer shall be entitled to condition such payment on presentment of this Note (or indemnification undertakings in lieu thereof) and the surrender of this Note (or indemnification undertakings in lieu thereof). On the Repayment Date, the Holder shall return this Note to the Issuer for cancellation and, if applicable, the Issuer shall execute and deliver to the Holder a promissory note identical to this Note in form but in an aggregate principal amount equal to the Outstanding Principal Balance after giving effect to such payment.

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(e) Payments. Whenever any payment of cash is to be made by the Issuer to the Holder pursuant to this Note, such payment shall be made in cash via wire transfer of immediately available funds pursuant to the wire instructions attached hereto as Schedule 1; provided that the Issuer may withhold any applicable withholding taxes (including backup withholding); provided, further, that the Issuer and the Holder do not expect any withholding if the Holder delivers an executed copy of IRS Form W-9 pursuant to Section 11. The Issuer shall cooperate with the Holder in good faith to minimize, to the extent permissible under applicable law, the amount of any such withholding. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Payment Due Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date.

Section 3. Payment of interest

(a) During the term of this Note, interest shall accrue daily on the Outstanding Principal Balance at a rate equal to the Applicable Rate, from, and including, the Issuance Date until, but not including, the Maturity Date or any earlier date of prepayment.

(b) Accrued and unpaid interest shall be payable to the Holder in cash quarterly in arrears on each March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 2026 (each, an “Interest Payment Due Date”). Accrued interest on this Note shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

Section 4. Ranking and Priority. This Note will be senior unsecured indebtedness of the Issuer, ranking pari passu in right of payment with any present and future senior indebtedness, and senior in right of payment to any present and future subordinated indebtedness of the Issuer.

Section 5. Covenants of the Issuer.

(a) Without the written consent of the Holder:

(i) Neither the Issuer nor any Subsidiary of the Issuer shall incur Secured Indebtedness other than Permitted Secured Indebtedness; provided that the incurrence of any Permitted Secured Indebtedness in connection with a 2029 Notes Refinancing shall be subject to compliance with Section 5(e).

(ii) No Subsidiary of the Issuer (other than a Subsidiary Guarantor) shall incur any Indebtedness or shall guarantee any Indebtedness (A) which (or the proceeds of which) repays, refinances, refunds, replaces, renews or is exchanged for Indebtedness of the Issuer or any Subsidiary Guarantor or (B) the proceeds of which are used to fund the business of the Issuer or any Subsidiary Guarantor.

(iii) The Issuer shall not consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all of the consolidated properties and assets of the Issuer and its Subsidiaries, taken as a whole, to another Person (other than to a Subsidiary Guarantor or to one or more of its Wholly-Owned Subsidiaries), unless:

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A. the resulting, surviving or transferee Person (the “Successor Company”), if not the Issuer, shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not the Issuer) shall expressly assume all of the obligations of the Issuer under this Note; and

B. immediately after giving effect to such transaction, no default or Event of Default shall have occurred and be continuing.

(iv) Neither the Issuer nor any Subsidiary of the Issuer shall convey, sell, lease, license, sell and leaseback, assign, farm-out, transfer or otherwise dispose (including by means of a loan, advance, contribution or other investment) of any Material Asset to any Subsidiary of the Issuer that is not a Subsidiary Guarantor other than any Permitted Transfer.

(v) Subject to Section 5(a)(iii), the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

(vi) The Issuer shall not pay any dividends with respect to its Capital Stock; provided, that following an assignment or transfer made in accordance with Section 13, the Issuer shall be entitled to make distributions in accordance with the tax distribution provisions in its organizational documents (or if the Issuer is disregarded as separate from its owner for U.S. federal income tax purposes, the tax distribution provisions in the organizational documents of its regarded owner for U.S. federal income tax purposes).

(vii) Neither the Issuer nor any Subsidiary of the Issuer shall make any Investment in any Person other than (x) in any of their respective Wholly-Owned Subsidiaries, (y) an Investment of up to $20 million in any single transaction, or series of related transactions, other than pursuant to existing contracts or commitments or (z) as approved by the board of directors of the Issuer.

(viii) Neither the Issuer nor any Subsidiary of the Issuer shall prepay any unsecured Indebtedness other than prepayments of (i) the Issuer’s 3.25% Convertible Senior Notes due 2026, (ii) intercompany Indebtedness among or between any of the Issuer or any of its Subsidiaries and (iii) unsecured Indebtedness of the Issuer or any Subsidiary that at the time of such prepayment is of aggregate principal amount less than $10,000,000.

(b) [Reserved]

(c) The Issuer shall deliver to the Holder, within 30 days after obtaining knowledge of the occurrence of any Event of Default or default, a certificate signed by an authorized officer of the Issuer setting forth the details of such Event of Default or default, its status and the action that the Issuer is taking or proposing to take in respect thereof; provided that the Issuer is not required to deliver such notice with respect to any default if such default has been cured.

(d) On or before the 20th Business Day after the effective date of a Fundamental Change, the Issuer shall provide to the Holder a written notice of the occurrence of the effective date of the Fundamental Change.

(e) At any time from and after the effective date of a Fundamental Change until the earlier of (x) 35 Business Days after the effective date of such Fundamental Change (or, if the Issuer gives notice of such Fundamental Change after the effective date of such Fundamental Change, until 35 Business Days after the date the Issuer gives notice of such Fundamental Change) and (y) the close of business on the second Business Day immediately preceding the Maturity Date, the Holder may, at its sole discretion, require the Issuer to purchase the Note from the Holder at a price equal to the Outstanding Principal Amount at such date and accrued and unpaid interest thereon, and the Issuer hereby agrees to make such purchase.

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SECTION 6. EVENTS OF DEFAULT. Each of the following events shall be an “Event of Default” with respect to the Note:

(a) default in any payment of interest on the Note when due and payable, and the default continues for a period of 30 days;

(b) default in the payment of principal of the Note when due and payable;

(c) the Issuer, a Subsidiary Guarantor or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Issuer or any such Subsidiary Guarantor and/or Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Issuer or any such Subsidiary Guarantor or Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due;

(d) a court of competent jurisdiction enters an order or decree against the Issuer, a Subsidiary Guarantor or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Issuer or such Subsidiary Guarantor or Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Issuer or such Subsidiary Guarantor or Significant Subsidiary or any substantial part of its property, and such order or decree shall remain undismissed and unstayed for a period of 60 consecutive days; or

(e) the occurrence of (i) an Event of Default (as defined in the 2029 Notes Indenture) under the 2029 Notes Indenture or (ii) an “event of default” under any Indebtedness in excess of $40,000,000 (or its foreign currency equivalent) of the Issuer or any of its Subsidiaries the proceeds of which refinance the 2029 Notes, in each case, (A) resulting in the 2029 Notes or such Indebtedness becoming or being declared due and payable prior to its stated maturity date or (B) constituting a failure to pay the principal of any the 2029 Notes or such Indebtedness when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise; provided that any cure or waiver, or extension of any grace period, provided pursuant to the 2029 Notes Indenture or any instrument governing Indebtedness referred to in clause (ii) hereof shall be taken into account for purposes of determining whether an Event of Default has occurred pursuant to this Section 6(e).

SECTION 7. REMEDIES. Upon the occurrence of an Event of Default:

(a) Acceleration of Note. In the case of an Event of Default of the type specified in Section 6(c) or 6(d), an amount equal to the Outstanding Principal Balance as of the applicable date, and accrued and unpaid interest thereon, will become immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Issuer. If any other Event of Default occurs and is continuing, the Holder may declare the Outstanding Principal Balance as of the applicable date, and accrued and unpaid interest thereon, to be immediately due and payable, whereupon the same will become forthwith due and payable.

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(b) Waiver of Default. The Holder may (and upon execution of an instrument or instruments in writing by the Holder, the Holder shall be deemed to) rescind an acceleration or waive any existing Event of Default. In such event, the Holder and the Issuer will be restored to their respective former positions, rights and obligations hereunder. Any Event of Default so waived will be deemed to have been cured and not to be continuing, but no such waiver will extend to any subsequent or other Event of Default or impair any right of the Holder consequent thereon.

(c) Cumulative Remedies. No failure on the part of the Holder to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by the Holder of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not alternative.

SECTION 8. AMENDMENTS. This Note, and any of the terms and provisions hereof, may be amended, waived or modified only with the written consent of the Issuer and the Holder.

SECTION 9. TRANSFERS; REISSUANCE OF THE NOTE. This Note and the rights, interests or obligations hereunder may not be assigned or delegated, by operation of law or otherwise, in whole or in part, by the Holder without the prior written consent of the Issuer, provided that the Holder may assign this Note and its rights and interests hereunder to any of its controlled Affiliates without the consent of the Issuer but with notice to the Issuer.

Section 10. Notices and Payments

(a) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and mailed or delivered via e-mail to each party as follows: (i) if to the Holder:

Disney Enterprises, Inc.

c/o The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521

Attention: [***]

E-Mail: [***]

with a copy to:

The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521-0523

Attention: [***]

Email: [***]

with a copy to:

The Walt Disney Company

500 South Buena Vista Street

 Burbank, California 91521

Attention: [***]

Email: [***];

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with a copy to:

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, New York 10001

Attention: [***]

E-mail: [***]

or (ii) if to the Issuer:

FuboTV Inc.

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Attention: [***]

Email: [***]

with a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: [***]

Email: [***]

or in each case at such other mailing address or e-mail address as the Issuer or the Holder, as applicable, shall have furnished in writing from time to time. All such notices and communications will be deemed sufficient upon delivery, when delivered personally, one (1) Business Day after being deposited with an overnight courier service of recognized standing, or five (5) Business Days after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the Holder or the Issuer, as applicable, as set forth above, and if delivered via e-mail, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement).

SECTION 11. TAX CERTIFICATION. The Holder shall deliver to the Issuer prior to the date hereof (and from time to time thereafter upon the reasonable request of the Issuer), an executed copy of IRS Form W-9 certifying that the Holder is organized and domiciled in the United States of America.

Section 12. Governing Law, Jurisdiction and Severability.

This Note shall be governed by, and shall be construed in accordance with, the laws of the State of New York without regard to the conflicts of law provisions of the State of New York or of any other state that would result in the application of the laws of a state other than the State of New York. The Issuer hereby submits to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan in New York City for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Issuer in any other jurisdiction to collect on the Issuer’s obligations to the Holder or to enforce a judgment or other court ruling in favor of the Holder.

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SECTION 13. ASSIGNMENT BY ISSUER. The rights, interests or obligations hereunder may not be assigned or delegated, by operation of law or otherwise, in whole or in part, by the Issuer without the prior written consent of the Holder; provided, however, that the Issuer may assign this Note to (i) Fubo Services LLC at any time or (ii) Fubo Operations LLC following or in connection with the consummation of the transactions contemplated in the Business Combination Agreement.

Section 14. NOTES REGISTER.

(a) The Issuer shall maintain a register for the Note (the “Notes Register”) that includes identifying information (including at least the name and address) of the Holder, as well as the outstanding principal amount of the Note owing to the Holder from time to time. Subject to Section 14(b), the entries in the Notes Register shall be conclusive, and the Issuer shall treat each person or entity whose name is recorded in the Notes Register pursuant to the terms hereof as the Holder hereunder for all purposes of the Note. The Notes Register shall be available for inspection by the Holder, at any reasonable time and from time to time upon reasonable prior notice. No assignment, transfer or other disposition of the Note (or any portion thereof) shall be effective unless it has been recorded in the Notes Register. The Parties hereto shall take all actions reasonably necessary from time to time to establish that this Note and the amounts owing hereunder are in registered form under Section 5f.103-1(c) of the Treasury Regulations.

(b) The entries made in the Notes Register shall, to the extent permitted by applicable law and absent manifest error, be conclusive evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of the Issuer to maintain such Notes Register or any error therein shall not in any manner affect the obligations of the Issuer to repay the Note in accordance with its terms. No changes to the Notes Register (other than to evidence an assignment or transfer pursuant to Section 13 or a change of address pursuant to Section 10) shall be effective without the written consent of the Holder.

SECTION 15. INTERPRETATION. This Note shall be deemed to be jointly drafted by the Issuer and the Holder and shall not be construed against any Person as the drafter hereof. In this Note, unless otherwise indicated or the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties required and the verb shall be read and construed as agreeing with the required word and pronoun; the division of this Note into Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Note or any of its provisions; the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Note as a whole and not to any particular Section hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated; references to a specified Section shall be construed as a reference to that specified Section of this Note; and all references to “$” or “dollars” shall be deemed references to United States dollars.

[Signature page follows]

11

FUBOTV INC.

By:
Name:	John Janedis
Title:	Chief Financial Officer

[Signature Page to Promissory Note]

Guarantee Agreement

This GUARANTEE AGREEMENT (this “Guarantee”), dated as of January 5, 2026, is made by Edisn LLC (f/k/a Edisn Inc.), a Delaware limited liability company, FuboTV Media LLC (f/k/a fuboTV Media Inc.), a Delaware limited liability company, Fubo Studios LLC (f/k/a Fubo Studios Inc.), a Delaware limited liability company, Fubo Services LLC, a Delaware limited liability company, Fubo Operations LLC, a Delaware limited liability company, and Hulu Live LLC, a Delaware limited liability company (together with any other entity that may become a party hereto as provided herein, the “Guarantors” and each a “Guarantor”) in favor of the Holder (under and as defined in the Note (as defined below)). Capitalized terms not otherwise defined herein have the meaning ascribed to such term in the Note.

WHEREAS, pursuant to that certain promissory note, dated as of January 5, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note”), of fuboTV Inc. (the “Issuer”), issued in favor of the Holder, the Issuer has promised to pay to the Holder on the Maturity Date the Outstanding Principal Amount and all accrued and unpaid interest thereon upon the terms and subject to the conditions set forth therein;

WHEREAS, the Issuer and the Guarantors are members of an affiliated group of companies and each Guarantor is a Subsidiary of the Issuer; and

WHEREAS, each Guarantor shall derive substantial direct and indirect benefit from the Note.

NOW, THEREFORE, in consideration of these premises, each Guarantor hereby agrees, for the benefit of the Holder, as follows:

Section 1. Guarantee.

(a) Subject to this Section 1, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally, as a primary obligor and not merely as a surety, guarantees to the Holder, irrespective of the validity and enforceability of the Note or the obligations of the Issuer thereunder, the performance and punctual payment or delivery, as applicable, when due, whether at maturity, by acceleration or otherwise, of all obligations under the Note, including principal and interest, all in accordance with the terms thereof (all of the foregoing, collectively, the “Guaranteed Obligations”). In furtherance of the foregoing and not in limitation of any other right which the Holder has at law or in equity against any Guarantor by virtue of this Section 1, failing payment or, if applicable, delivery when due (at maturity, by acceleration or otherwise) of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay and, if applicable, perform and deliver the Guaranteed Obligations immediately. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from any Guarantor, and that each Guarantor shall remain bound under this Section 1 notwithstanding any extension or renewal of any Guaranteed Obligation. Each Guarantor agrees that this is a guarantee of payment and performance when due (and not a guarantee of collection) and waives any right to require that any resort be had by the Holder to any security held for payment of the Guaranteed Obligations.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional and absolute, irrespective of (i) the validity, regularity or enforceability of the Note, (ii) the absence of any action to enforce the same or to exercise any right or remedy against any Guarantor, (iii) any extension or renewal of the Note, (iv) any rescission, settlement, compromise, waiver, modification, amendment, consent or release in respect of the Note or any of the Guaranteed Obligations, (v) any change in the corporate existence, structure or ownership of the Issuer, any Guarantor or any of their respective Subsidiaries, (vi) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Issuer, any Guarantor, any of their respective Subsidiaries or any of their respective assets or any resulting release or discharge of any obligation of the Issuer, any Guarantor or any of their respective Subsidiaries contained in the Note, (vii) the existence of any claim, set-off or other rights which any Guarantor may have at any time against the Issuer or any other Person, whether in connection with the Note or any unrelated transactions (provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim), (viii) any invalidity or unenforceability relating to or against the Issuer for any reason of the Note, (ix) any provision of applicable law or regulation purporting to prohibit the payment by the Issuer or any of the Guarantors of the principal of or interest on the Note or any other amount payable and/or deliverable by the Issuer under the Note, (x) the recovery of any judgment against the Issuer or any Guarantor, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor, or (xi) any other act or omission to act or delay of any kind by the Issuer or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Guarantor’s obligations hereunder. Each Guarantor hereby waives diligence, presentment, demand of payment and protest to the Issuer, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Guarantee will not be discharged except by complete performance of the obligations contained in the Note. Each Guarantor hereby waives any right to which it may be entitled to have its Guarantee hereunder divided among the Guarantors, such that such Guarantor’s Guarantee would be less than the full amount claimed. Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer first be used and depleted as payment of the Issuer’s obligations under the Note and such Guarantor’s Guarantee hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Issuer be sued prior to an action being initiated against such Guarantor.

(c) Except as expressly set forth in Section 2, the Guarantee of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guarantee of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of the Holder to assert any claim or demand or to enforce any remedy under the Note or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(d) Except as expressly set forth in Section 6, each Guarantor agrees that its Guarantee shall remain in full force and effect until payment, performance and delivery in full of all the Guaranteed Obligations of such Guarantor. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by the Holder upon the bankruptcy or reorganization of the Issuer or any Guarantor or otherwise.

(e) If the Holder is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holder in respect of any obligations guaranteed hereby until payment, performance and delivery in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, the Holder, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 7(a) of the Note for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such obligations as provided in Section 7(a) of the Note, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holder under the Guarantee.

SECTION 2. LIMITATION ON GUARANTOR LIABILITY. Each Guarantor hereby confirms that it is the intention that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention the Holder and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments and, if applicable, deliveries made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Guarantee, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.

Section 3. Guarantors May Consolidate, etc., on Certain Terms.

(a) Except for a transaction made in compliance with Section 5(a)(iii) or (iv) of the Note, no Guarantor may consolidate with or merge into any other Person other than the Issuer or another Guarantor, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, other than to the Issuer or another Guarantor, unless, in each case:

(i) either (A) in the case of a consolidation or merger, the Guarantor is the surviving entity, or (B) the Person formed by or surviving such consolidation or merger (if other than the Guarantor) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made (such Person, the “Successor Guarantor”) shall expressly assume by entrance into a Guarantee, all of the obligations of the Guarantor under this Guarantee;

(ii) the Successor Guarantor, if any, is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia; and

(iii) immediately after giving effect to such transactions, no default or Event of Default shall have occurred and be continuing.

(b) In case of any such consolidation, merger, sale or conveyance and upon the assumption by the Successor Guarantor, by entrance into a Guarantee, of the Guarantee and the due and punctual performance of all of the obligations under the Note to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such Successor Guarantor thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all the Note which theretofore shall not have been signed by the Issuer. All the Guarantees so issued will in all respects have the same legal rank and benefit under the Note as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued on the date of the execution hereof.

SECTION 4. STAY OF ACCELERATION. If acceleration of the time for payment of any amount payable or, if applicable, deliverable by the Issuer under the Note is stayed upon the insolvency, bankruptcy or reorganization of the Issuer, all such amounts otherwise subject to acceleration under the terms of the Note are nonetheless payable or, if applicable, deliverable by the Guarantors hereunder forthwith on demand by the Holder.

SECTION 5. REPRESENTATIONS AND WARRANTIES. Each Guarantor represents and warrants to the Holder that:

(a) Such Guarantor (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite corporate or organizational power and authority to execute, deliver and perform its obligations under this Guarantee and (iii) except as would not reasonably be expected to have a material adverse effect on the business, results of operations, assets or financial condition of such Guarantor, is duly qualified and in good standing (where relevant) under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification.

(b) The execution, delivery and performance by such Guarantor of this Guarantee (i) has been duly authorized by all necessary corporate or other organizational action and (ii) does not contravene the terms of any of such Guarantor’s organizational documents.

(c) This Guarantee has been duly executed and delivered by such Guarantor and constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

Section 6. Releases.

(a) A Guarantor’s Guarantee with respect to the Note will be released automatically and immediately (without the necessity of any action by any Person) upon:

(i) the consummation of any sale or other disposition of all or substantially all of the properties or assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Subsidiary of the Issuer;

(ii) the consummation of any sale or other disposition of the Capital Stock of that Guarantor (by way of merger, consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Subsidiary of the Issuer; provided that the Guarantor ceases to be a Subsidiary of the Issuer as a result of the sale or other disposition;

(iii) the liquidation or dissolution of such Guarantor; provided no default or Event of Default occurs as a result thereof or has occurred or is continuing;

(iv) such Guarantor consolidating with, merging into or transferring all of its properties or assets to the Issuer or another Guarantor, and as a result of, or in connection with, such transaction such Guarantor dissolves or otherwise ceases to exist; or

(v) repayment of the Note in full in accordance with its terms.

(b) Any Guarantor not released from its obligations under its Guarantee as provided in this Section 6 will remain liable for the full amount of principal of and interest on the Note under the Note.

Section 7. MISCELLANEOUS

(a) Amendments in Writing. None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except with the prior written consent of the Issuer and the Holder.

(b) Notices. All notices, requests and demands to or upon the Holder or any Guarantor hereunder shall be effectuated in the manner provided for in the Note (with any notices, requests and demands to or upon any Guarantor to be delivered to or made on the Guarantor, in care of the Issuer).

(c) Counterparts. This Guarantee may be executed by one or more of the parties to this Guarantee on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in or related to this Guarantee or any document to be signed in connection with this Guarantee and the transactions contemplated hereby shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(d) Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(e) Section Headings. The Section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

(f) GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICTS OF LAW PROVISIONS.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered as of the date first above written.

Edisn LLC

By:
Name:	John Janedis
Title:	Chief Financial Officer

FuboTV Media LLC

By:
Name:	John Janedis
Title:	Chief Financial Officer

Fubo Studios LLC

By:
Name:	John Janedis
Title:	Chief Financial Officer

Fubo Services LLC

By:
Name:	John Janedis
Title:	Chief Financial Officer

Fubo Operations LLC

By:
Name:	John Janedis
Title:	Chief Financial Officer

Hulu Live LLC

By:
		Name:	John Janedis
		Title:	Chief Financial Officer

Accepted and Agreed:

Disney Enterprises, Inc.

By:
Name:	Daniel F. Grossman
Title:	Vice President, Assistant Treasurer